EXHIBIT 23.1

                              Radin Glass & Co. LLP
                          Certified Public Accountants
                             Boynton Beach, Florida


To the Board of Directors of
IHEALTH INC.




         Radin Glass & Co., LLP, certified public accountants, hereby consents to the use of its opinion dated March 18, 2003 and October 8, 2003 As to Note 8, in connection with Amendment No. 1 to the Registration Statement and Prospectus filed with the Securities and Exchange Commission by IHealth Inc. in October 2003 on form SB-2/A, and to the filing of a copy thereof as an exhibit to such Registration Statement.


We also consent to the use of our name under the caption "Experts" in the above-mentioned Registration Statement.



                                        /s/ Radin Glass & Co., LLP
                                        Radin Glass & Co., LLP

Dated:  October 9, 2003